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                                                                    EXHIBIT 99.1

[LETTERHEAD OF WORLDWIDE HEADQUARTERS]


[LOGO] Opinion Research Corporation(SM)


FOR IMMEDIATE RELEASE:
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CONTACT:   Douglas L. Cox
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           Executive Vice President and CFO
           (908) 281-3474
           www.opinionresearch.com
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                OPINION RESEARCH CORPORATION CLOSES $10 MILLION
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                              COMMON STOCK ISSUE
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Princeton, New Jersey, September 1, 2000 -- Opinion Research Corporation (AMEX:
OPI) today announced the purchase of 1,176,458 of its common shares at a price of $8.50 per share by LLR Equity Partners ("LLR"). The Company also issued to LLR warrants to purchase an additional 740,500 of its common shares at an exercise price of $12.00 per share.

John F. Short, Chairman and Chief Executive Officer of Opinion Research Corporation, said, "The sale of common shares to LLR at a premium to our market price recognizes that our shares are undervalued in the market, adds a well-respected institution to our investor base, and represents the most effective means of securing the capital needed to continue our aggressive business expansion and acquisition strategy. We are pleased that two representatives of LLR will be joining our Board of Directors and expect their expertise to bring significant value to the Company."
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Seth J. Lehr, General Partner of LLR, said, "We believe in Opinion Research
Corporation's growth potential and recognize the Company has a strong management team that can effectively deploy this capital to more rapidly expand the business. As one of the world's leading marketing services organizations, the Company has already established a strong foundation for further growth by sustaining a physical presence on four continents. In addition, the Company has a proven record of successfully acquiring and integrating complementary organizations. With the rapid consolidation underway in the marketing services industry, this additional capital will enable the Company to continue its strategy of acquiring firms that complement its existing portfolio of services and geographic reach."

LLR Equity Partners is a $260 million private equity firm providing capital to companies with strong growth potential, proven business models and outstanding management teams. LLR is opportunistic, investing in a broad range of industries with an emphasis on business services, information technology and healthcare. LLR's management has extensive experience advising and building successful companies in the Mid-Atlantic region. For additional information visit www.llrpartners.com.
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Opinion Research Corporation, founded in 1938, is a global marketing research and model-based teleservices company. With offices in the United States, Europe, Asia, Latin America and Africa, the Company provides integrated marketing services to both businesses and governments in over 100 countries.


This release contains, within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, forward-looking statements that are based on management's beliefs and assumptions, current expectations, estimates and projections. Many of the factors that will determine the Company's financial results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and therefore actual results may materially differ. The Company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise. Important factors and risks that may affect future results are described in the Company's filings with the Securities and Exchange Commission, copies of which are available upon request from the Company.


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